NEWS RELEASE

For Immediate Release
July 27, 2016
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR SECOND QUARTER 2016
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended June 30, 2016. Net income for the second quarter of 2016 was $69.3 million, or $5.77 per share, compared to $52.1 million, or $4.34 per share, for the first quarter of 2016, and $44.5 million, or $3.71 per share, for the corresponding period of 2015, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 0.87 percent and an annualized return on average equity of 9.33 percent, compared to respective returns of 0.66 percent and 7.17 percent for the first quarter of 2016, and 0.58 percent and 6.42 percent for the second quarter of 2015.
Earnings for the second quarter of 2016 included an acquisition gain of $2.1 million recognized in connection with an FDIC-assisted transaction involving certain assets and liabilities assumed of First CornerStone Bank (FCSB) of King of Prussia, Pennsylvania, acquired on May 6, 2016. The FCSB acquisition contributed $42.0 million in loans and $82.7 million in deposit balances at June 30, 2016. Earnings for the second quarter of 2016 also included an additional $1.2 million gain on the March 11, 2016, acquisition of North Milwaukee State Bank (NMSB) of Milwaukee, Wisconsin, due to a refinement of initial fair value estimates.
For the six months ended June 30, 2016, net income was $121.4 million, or $10.11 per share, compared to $111.7 million, or $9.30 per share, reported for the same period of 2015. Annualized returns on average assets and average equity were 0.76 percent and 8.26 percent, respectively, through June 30, 2016, compared to 0.74 percent and 8.19 percent, respectively, for the same period a year earlier. Year-to-date 2016 earnings included gains of $5.0 million recognized in connection with the NMSB and FCSB acquisitions. Year-to-date 2015 earnings included a $42.9 million gain on the February 13, 2015, acquisition of Capitol City Bank & Trust (CCBT).
LOSS SHARE TERMINATION
On June 14, 2016, BancShares’ bank subsidiary, First Citizens Bank, entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) to terminate five of the bank's nine loss share agreements. Under the terms of the agreement, First Citizens Bank made a net payment of $20.1 million to the FDIC as consideration for early termination of the loss share agreements. The early termination resulted in a one-time expense of $3.4 million during the second quarter of 2016. As a result of entering the termination agreement, assets that were covered by the loss share agreements, including loans of $46.3 million and other real estate owned (OREO) of $8.2 million at March 31, 2016, were reclassified as non-covered at June 30, 2016.
In conjunction with the early termination, First Citizens Bank adjusted its clawback liabilities under the two remaining loss share agreements with clawback provisions and released other related reserves. The clawback liabilities were adjusted in order to conform to the methodology used to determine the net termination payment. The total one-time pre-tax benefit of these adjustments was $20.0 million.
The total impact to pre-tax earnings from the early termination of the FDIC loss share agreements was $16.6 million during the second quarter of 2016.
MERGER AGREEMENT WITH CORDIA BANCORP INC.
On May 19, 2016, First Citizens Bank and Cordia Bancorp, Inc. (Cordia) entered into a definitive merger agreement. The agreement provides for the acquisition by First Citizens Bank of Midlothian, Virginia-based Cordia and its bank subsidiary, Bank of Virginia. Under the terms of the agreement, cash consideration of $5.15 will be paid to Cordia’s shareholders for each of their shares of Cordia’s common stock. Total consideration is estimated to be $35.0 million based on Cordia’s common stock outstanding at March 31, 2016. The transaction is expected to close no later than the fourth quarter of 2016, subject to the receipt of regulatory approvals and the approval of Cordia’s shareholders.
SECOND QUARTER HIGHLIGHTS

•	Loans grew by $324.9 million to $20.74 billion during the second quarter of 2016, reflecting originated portfolio growth and the FCSB acquisition.

•	Net charge-offs were $3.3 million, or 0.06 percent of average loans and leases on an annualized basis, compared to $4.3 million, or 0.08 percent, during the first quarter of 2016.

•
Total noninterest income was $140.3 million in the second quarter of 2016, up $35.0 million from the first quarter of 2016. The increase was driven primarily by the $16.6 million impact of the early termination of the FDIC loss share agreements, higher investment securities gains of $12.5 million and the $3.3 million gain on the acquisitions of FCSB and NMSB recognized in the current quarter.

•
BancShares remained well-capitalized under Basel III capital requirements with a Tier 1 risk-based capital ratio of 12.63 percent, common equity Tier 1 ratio of 12.63 percent, total risk-based capital ratio of 14.10 percent and leverage capital ratio of 9.09 percent at June 30, 2016.

LOANS AND DEPOSITS
Loans at June 30, 2016, were $20.74 billion, a net increase of $324.9 million compared to March 31, 2016, representing growth of 6.4 percent on an annualized basis. Originated loan growth was $349.3 million primarily due to continued growth in the commercial portfolio. Purchased credit impaired (PCI) loans decreased by $24.4 million, reflecting loan runoff of $66.4 million, offset by net loans acquired from FCSB of $42.0 million at June 30, 2016.
Loan balances increased by a net $502.6 million, or 5.0 percent on an annualized basis, since December 31, 2015. Growth was primarily driven by $531.6 million of organic growth in the non-PCI portfolio. The PCI portfolio declined over this period by $29.0 million, reflecting continued loan run-off of $105.6 million offset by net loans acquired from NMSB and FCSB, which were $34.6 million and $42.0 million, respectively, at June 30, 2016.
At June 30, 2016, deposits were $27.26 billion, a decrease of $107.5 million since March 31, 2016, due to runoff in time deposits and money market accounts, offset by organic growth primarily in low-cost demand deposit accounts and the deposit balances from the FCSB acquisition. Deposits increased by $327.0 million, or 1.2 percent, since December 31, 2015, primarily due to organic growth in demand and savings deposit accounts and the deposit balances from the NMSB and FCSB acquisitions, offset by runoff in time deposits and money market accounts.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $208.0 million at June 30, 2016, an increase of $1.2 million and $1.8 million from March 31, 2016, and December 31, 2015, respectively. The allowance as a percentage of total loans at June 30, 2016, was 1.00 percent, compared to 1.01 percent and 1.02 percent at March 31, 2016, and December 31, 2015, respectively.
BancShares recorded net provision expense of $4.6 million for loan and lease losses for the second quarter of 2016, and $4.8 million and $7.7 million for the first quarter of 2016 and second quarter of 2015, respectively. The $281 thousand decrease in net provision expense compared to the first quarter of 2016 was due to continued credit quality improvements and lower net charge-offs on loans and leases, offset by higher originated loan growth. The $3.2 million decline in net provision expense from the second quarter of 2015 was primarily due to lower originated loan growth, offset by changes in reserves on impaired non-PCI loans.
The non-PCI loan provision expense was $6.7 million for the second quarter of 2016, compared to provision expense of $6.8 million and $9.0 million for the first quarter of 2016 and second quarter of 2015, respectively. The PCI loan portfolio net provision credit was $2.1 million during the second quarter of 2016, compared to net provision credits of $2.0 million and $1.3 million during the first quarter of 2016 and second quarter of 2015, respectively.

NONPERFORMING ASSETS
At June 30, 2016, BancShares’ nonperforming assets, including nonaccrual loans and OREO, were $159.9 million, down from $162.8 million at March 31, 2016, and $169.0 million at December 31, 2015. The decreases from March 31, 2016, and December 31, 2015 were due to $5.0 million and $10.6 million reductions in nonaccrual loans, respectively, primarily in commercial loans, offset by $2.0 million and $1.5 million increases in OREO as additions outpaced sales during the quarter.
NET INTEREST INCOME
Net interest income decreased $531 thousand, or by 0.2 percent, to $232.2 million from the first quarter of 2016. The decrease was primarily due to lower PCI loan income of $1.6 million as a result of PCI loan portfolio runoff and an increase in interest expense of $788 thousand primarily due to additional Federal Home Loan Bank (FHLB) borrowings used to mitigate interest rate risk from long-term fixed rate loans. These decreases in net interest income were offset by higher investment securities interest income of $1.7 million as proceeds from maturities and sales were reinvested into higher yielding investments and an increase in non-PCI loan interest income of $666 thousand related to originated loan volume.
Net interest income decreased $2.5 million, or by 1.0 percent, from the second quarter of 2015. Loan interest income was down $7.2 million, primarily due to lower PCI loan income of $13.7 million as a result of PCI loan portfolio runoff. This decrease in net interest income was offset by a $6.5 million increase in non-PCI loan interest income due to originated loan volume, a $2.9 million improvement in investment securities interest income as proceeds from maturities and sales were reinvested into higher yielding investments and a $1.7 million increase in interest income earned on excess cash held in overnight investments. The December 2015 increase in the federal funds rate of 25 basis points contributed to higher interest income earned on overnight investments in the current quarter.
The taxable-equivalent net interest margin was 3.13 percent for the second quarter of 2016, a decrease of 5 basis points from the first quarter of 2016 and a decrease of 18 basis points from the same quarter in the prior year. The margin compression for both periods was primarily due to continued PCI loan portfolio runoff, offset by originated loan growth and an improvement in investment yields. Higher FHLB borrowings also contributed to the margin decline from the first quarter of 2016.
NONINTEREST INCOME
Total noninterest income was $140.3 million in the second quarter of 2016, up $35.0 million from the first quarter of 2016. The increase was driven primarily by the $16.6 million impact of the early termination of the FDIC loss share agreements, higher investment securities gains of $12.5 million and the $3.3 million gain on the acquisitions of FCSB and NMSB recognized in the current quarter. Noninterest income also benefited from a $4.0 million increase in merchant and cardholder services as a result of higher sales volume and a $3.2 million increase in mortgage income, due to lower impairment charges on mortgage servicing assets and increased production and sales of loans.
Noninterest income excluding acquisition gains increased by $29.5 million from the same quarter in the prior year primarily due to the impact of the early termination of the FDIC loss share agreements and a $12.4 million increase in securities gains.
NONINTEREST EXPENSE
Noninterest expense increased by $6.6 million to $258.3 million in comparison to the first quarter of 2016. The increase was primarily due to a $1.7 million increase in merchant and cardholder processing expenses aligned with increased sales volume, a $1.3 million increase in merger-related expenses from the NMSB and FCSB acquisitions, a $1.0 million increase in consultant services, a $758 thousand increase in advertising expense and an increase in other expense primarily as a result of certain litigation related costs of $2.3 million. These increases were partially offset by a $2.8 million decrease in foreclosure-related expenses primarily due to higher reimbursements on Small Business Administration (SBA) guaranteed loans.

Noninterest expense decreased by $6.4 million from the same quarter last year, primarily the result of an $8.2 million decline in personnel expenses related to lower pension costs and higher deferrals of salary costs related to loan origination activity and a $3.2 million decrease in merger-related expenses. These decreases were partially offset by a $2.2 million increase in merchant and card processing expense related to higher sales volume and an increase in other expense primarily as a result of certain litigation related costs of $2.3 million.
INCOME TAXES
Income tax expense was $40.3 million, $29.4 million and $25.2 million for the second quarter of 2016, first quarter of 2016, and second quarter of 2015, representing effective tax rates of 36.7 percent, 36.1 percent and 36.1 percent during the respective periods.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 20 states, including online banking, mobile banking, ATMs and telephone banking. As of June 30, 2016, BancShares had total assets of $32.23 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Six months ended
(Dollars in thousands, except share data; unaudited)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
SUMMARY OF OPERATIONS
Interest income	$243,369	$243,112	$246,013	$486,481	$477,523
Interest expense	11,180	10,392	11,363	21,572	22,708
Net interest income	232,189	232,720	234,650	464,909	454,815
Provision for loan and lease losses	4,562	4,843	7,719	9,405	13,511
Net interest income after provision for loan and lease losses	227,627	227,877	226,931	455,504	441,304
Gain on acquisitions	3,290	1,704	—	4,994	42,930
Noninterest income excluding gain on acquisitions	136,960	103,578	107,450	240,538	215,273
Noninterest expense	258,303	251,671	264,691	509,974	522,857
Income before income taxes	109,574	81,488	69,690	191,062	176,650
Income taxes	40,258	29,416	25,168	69,674	64,970
Net income	$69,316	$52,072	$44,522	$121,388	$111,680
Taxable-equivalent net interest income	$233,496	$234,187	$236,456	$467,683	$457,907
PER SHARE DATA
Net income	$5.77	$4.34	$3.71	$10.11	$9.30
Cash dividends	0.30	0.30	0.30	0.60	0.60
Book value at period-end	252.76	246.55	232.62	252.76	232.62
CONDENSED BALANCE SHEET
Cash and due from banks	$507,569	$457,758	$514,404	$507,569	$514,404
Overnight investments	2,276,080	2,871,105	1,703,341	2,276,080	1,703,341
Investment securities	6,557,736	6,687,483	7,350,545	6,557,736	7,350,545
Loans and leases	20,742,571	20,417,689	19,520,185	20,742,571	19,520,185
Less allowance for loan and lease losses	(208,008)	(206,783)	(208,317)	(208,008)	(208,317)
FDIC loss share receivable	5,281	7,474	5,808	5,281	5,808
Other assets	2,349,174	1,960,931	2,010,889	2,349,174	2,010,889
Total assets	$32,230,403	$32,195,657	$30,896,855	$32,230,403	$30,896,855
Deposits	$27,257,774	$27,365,245	$26,511,896	$27,257,774	$26,511,896
Other liabilities	1,936,925	1,869,218	1,591,069	1,936,925	1,591,069
Shareholders’ equity	3,035,704	2,961,194	2,793,890	3,035,704	2,793,890
Total liabilities and shareholders’ equity	$32,230,403	$32,195,657	$30,896,855	$32,230,403	$30,896,855
SELECTED PERIOD AVERAGE BALANCES
Total assets	$32,161,905	$31,705,658	$30,835,749	$31,933,782	$30,626,200
Investment securities	6,786,463	6,510,248	7,149,691	6,648,355	7,020,440
Loans and leases	20,657,094	20,349,091	19,354,823	20,503,093	19,139,621
Interest-earning assets	29,976,629	29,558,629	28,660,246	29,767,629	28,447,268
Deposits	27,212,814	26,998,026	26,342,821	27,105,420	26,089,355
Interest-bearing liabilities	19,092,287	19,067,251	18,933,611	19,079,769	19,052,128
Shareholders’ equity	$2,989,097	$2,920,611	$2,781,648	$2,953,948	$2,750,964
Shares outstanding	12,010,405	12,010,405	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	0.87%	0.66%	0.58%	0.76%	0.74%
Annualized return on average equity	9.33	7.17	6.42	8.26	8.19
Taxable-equivalent net interest margin	3.13	3.18	3.31	3.16	3.24
Efficiency ratio (1)	72.43	75.88	77.41	74.09	78.65
Tier 1 risk-based capital ratio	12.63	12.58	12.66	12.63	12.66
Common equity Tier 1 ratio	12.63	12.58	12.52	12.63	12.52
Total risk-based capital ratio	14.10	14.09	14.10	14.10	14.10
Leverage capital ratio	9.09	9.00	8.92	9.09	8.92
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities and acquisition gains from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Six months ended
(Dollars in thousands, unaudited)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$206,783	$206,216	$205,553	$206,216	$204,466
(Credit) provision for loan and lease losses:
PCI loans (1)	(2,146)	(1,997)	(1,275)	(4,143)	(4,139)
Non-PCI loans (1)	6,708	6,840	8,994	13,548	17,650
Net charge-offs of loans and leases:
Charge-offs	(5,897)	(6,780)	(6,926)	(12,675)	(14,102)
Recoveries	2,560	2,504	1,971	5,062	4,442
Net charge-offs of loans and leases	(3,337)	(4,276)	(4,955)	(7,613)	(9,660)
ALLL at end of period	$208,008	$206,783	$208,317	$208,008	$208,317
ALLL at end of period allocated to loans and leases:
PCI	$11,555	$13,757	$15,468	$11,555	$15,468
Non-PCI	196,453	193,026	192,849	196,453	192,849
ALLL at end of period	$208,008	$206,783	$208,317	$208,008	$208,317
Net charge-offs of loans and leases:
PCI	$56	$558	$876	$614	$2,022
Non-PCI	3,281	3,718	4,079	6,999	7,638
Total net charge-offs	$3,337	$4,276	$4,955	$7,613	$9,660
Reserve for unfunded commitments	$399	$407	$389	$399	$389
SELECTED LOAN DATA
Average loans and leases:
PCI	$931,820	$939,839	$1,173,105	$935,830	$1,186,719
Non-PCI	19,725,274	19,409,252	18,181,718	19,567,263	17,952,902
Loans and leases at period-end:
PCI	921,467	945,887	1,123,239	921,467	1,123,239
Non-PCI	19,821,104	19,471,802	18,396,946	19,821,104	18,396,946
RISK ELEMENTS
Nonaccrual loans and leases:
PCI	$3,759	$7,319	$8,672	$3,759	$8,672
Non-PCI	89,006	90,455	73,435	89,006	73,435
Other real estate	67,089	65,068	73,248	67,089	73,248
Total nonperforming assets	$159,854	$162,842	$155,355	$159,854	$155,355
Accruing loans and leases 90 days or more past due	$79,824	$75,280	$86,015	$79,824	$86,015
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	0.02%	0.24%	0.30%	0.13%	0.34%
Non-PCI	0.07	0.08	0.09	0.07	0.09
Total	0.06	0.08	0.10	0.07	0.10
ALLL to total loans and leases:
PCI	1.25	1.45	1.38	1.25	1.38
Non-PCI	0.99	0.99	1.05	0.99	1.05
Total	1.00	1.01	1.07	1.00	1.07
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	1.17	4.74	4.70	1.17	4.70
Noncovered	0.77	0.74	0.73	0.77	0.73
Total	0.77	0.80	0.79	0.77	0.79
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST-EARNING ASSETS
Loans and leases	$20,657,094	$216,612	4.22%	$20,349,091	$217,732	4.30%	$19,354,823	$224,235	4.65%
Investment securities:
U. S. Treasury	1,540,669	2,993	0.78	1,533,028	2,880	0.76	2,224,933	4,346	0.78
Government agency	373,006	844	0.91	463,597	1,031	0.89	915,976	2,195	0.96
Mortgage-backed securities	4,787,719	20,554	1.72	4,467,186	19,012	1.70	4,008,782	15,518	1.55
Corporate bonds	12,533	197	6.27	10,659	166	6.23	—	—	—
State, county and municipal	—	—	—	196	1	2.73	—	—	—
Other	72,536	251	1.40	35,582	91	1.02	—	—	—
Total investment securities	6,786,463	24,839	1.47	6,510,248	23,181	1.43	7,149,691	22,059	1.23
Overnight investments	2,533,072	3,225	0.51	2,699,290	3,666	0.54	2,155,732	1,525	0.28
Total interest-earning assets	$29,976,629	$244,676	3.28%	$29,558,629	$244,579	3.32%	$28,660,246	$247,819	3.47%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,446,454	$218	0.02%	$4,317,299	$200	0.02%	$4,712,074	$428	0.04%
Savings	2,016,387	151	0.03	1,944,805	145	0.03	1,833,259	98	0.02
Money market accounts	8,084,829	1,644	0.08	8,335,030	1,642	0.08	7,666,121	1,629	0.09
Time deposits	2,986,103	2,588	0.35	3,061,333	2,672	0.35	3,414,991	3,379	0.40
Total interest-bearing deposits	17,533,773	4,601	0.11	17,658,467	4,659	0.11	17,626,445	5,534	0.13
Repurchase agreements	738,191	453	0.25	655,787	433	0.27	622,547	387	0.25
Other short-term borrowings	2,573	1	0.13	2,551	1	0.12	211,185	1,271	2.41
Long-term obligations	817,750	6,125	3.00	750,446	5,299	2.82	473,434	4,171	3.52
Total interest-bearing liabilities	$19,092,287	$11,180	0.23	$19,067,251	$10,392	0.22	$18,933,611	$11,363	0.24
Interest rate spread			3.05%			3.10%			3.23%
Net interest income and net yield on interest-earning assets		$233,496	3.13%		$234,187	3.18%		$236,456	3.31%
Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale. Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 5.5 percent, 5.5 percent and 6.0 percent for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively. The taxable-equivalent adjustment was $1,307, $1,467 and $1,806 for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively.